[GE Capital Letterhead]

January 25, 2001

GECC Capital Markets Group, Inc.

260 Long Ridge Road

Stamford, CT 06927

Re: Distribution Agreement Dated as of February 1, 1992

Dear Sirs:

Pursuant to the fourth paragraph of the above Agreement relating to the offering of Variable Denomination Floating Rate Demand Notes, you are hereby notified that:

(1) Reference to the Registration Statement on Form S-3 File No. 33-43420 shall be deemed to include the Substitute Registration Statement File No. 333-59977, each as amended by Post Effective Amendments.

(2) The amount in the first paragraph and in Section 1(a)(v) of the above Agreement has been increased to $8,000,000,000.

(3) References to the "Indenture" shall mean the First Amended and Restated Indenture dated as of January 25, 2001 between General Electric Capital Corporation, as Issuer, and The Chase Manhattan Bank, as Trustee. References to the "Trustee" shall mean The Chase Manhattan Bank and references to the "Processing Agent" shall mean either The Northern Trust Company or State Street Bank and Trust Company, as the case may be.

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION

By: _/s/ Jeffrey S. Werner

Jeffrey S. Werner

Senior Vice President - Corporate Treasury and Global Funding Operation

Acknowledged:

GECC Capital Markets Group, Inc.

By: /s/ Mark S. Barber

Mark S. Barber

Vice President